EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A
(Form Type)

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation
	Transaction Valuation		Fee rate	Amount of Filing Fee

Fees to Be Paid	$53,985,298	(a)	0.0001531	$8,265.15

Fees Previously Paid	—		—	$8,265.15	(b)

Total Transaction Valuation	$53,985,298

Total Fees Due for Filing				$8,265.15

Total Fees Previously Paid				$8,265.15

Total Fee Offsets				—

Net Fee Due				$0.00
(a)
The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $8,265.15 was paid in connection with the filing of the Schedule TO-I by T. Rowe Price OHA Select Private Credit Fund (File No. 005-94323) on November 1, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Source
Registrant or Filer Name		Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	T. Rowe Price OHA Select Private Credit	SC TO-I	005-94323	November 1, 2024		$8,265.15

Fee Offset Sources					November 1, 2024		$8,265.15